Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DOMA HOLDINGS, INC.

ARTICLE I

The name of the corporation is Doma Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808 in the county of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, each of which shall have a par value of $0.01 per share (the “Common Stock”).

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE VI

Elections of directors need not be by written ballot.

ARTICLE VII

Section 7.1.         The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 7.2.         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 7.3.         Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Corporation) or may (in the case of any action, suit or proceeding against a trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

Section 7.4.         If a claim for indemnification under this Article VII (following the final disposition of such action, suit or proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by a person entitled to such indemnification under this Article VII (an “indemnitee”), or if a claim for any advancement of expenses under this Article VII is not paid in full within twenty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the indemnitee shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the indemnitee shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 7.5.         The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

Section 7.6.         Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

Section 7.7.         No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(a)         for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b)         for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)         under Section 174 of the DGCL; or

(d)         for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 7.8.         Notwithstanding anything contained in this Certificate of Incorporation to the contrary, to the fullest extent permitted by the DGCL, the Corporation acknowledges that: (i) (1) each director, officer, employee and agent employed by, or affiliated with the direct or indirect equityholders of the Corporation or one of their respective affiliates, (2) any portfolio company in which the direct or indirect equityholders of the Corporation or one of their respective affiliates have made a debt or equity investment (and vice versa), (3) any limited partners, non-managing members and other similar direct or indirect investors, consultants and executives-in-residence of the direct or indirect equityholders of the Corporation or one of their respective affiliates and (4) any other officer or director of the Corporation specifically designated by the direct or indirect equityholders of the Corporation or one of their respective affiliates (collectively, the “Exempted Persons”) shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation.

ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the by-laws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.